Exhibit 99.4

Paris, January 22nd, 2018

Dear Colleagues,

Today marks another exciting milestone toward achieving our 2020 Roadmap – an expansion of our presence in specialty care and a strengthening of our leadership in rare diseases. Just now, we announced an agreement to acquire Bioverativ, a biopharmaceutical company focused on therapies for hemophilia and other rare blood disorders.

The agreement to acquire Bioverativ is part of our strategic priority to “Reshape the Portfolio” and focus on areas where we currently have, or can effectively build, a leadership position. This news builds upon our prior progress in establishing an industry-leading position in Consumer Health Care (CHC), taking full control of our European vaccines, adding Flublok and the RSV vaccine to our portfolio, and advancing the carve-out of our European generics unit, all while transforming our R&D organization and making important strides to simplify our ways of working. With today’s announcement, we are continuing our momentum into 2018 as One Sanofi with a keen focus on helping people live healthier lives.

Bioverativ is a leader in the growing hemophilia market – the largest market for rare diseases – and possesses an entrepreneurial spirit and commitment to patients that will complement our own. Bioverativ brings innovative extended half-life treatments, ELOCTATE® for hemophilia A and ALPROLIX® for hemophilia B, to patients in the US, Japan, Canada and Australia. These therapies represented the first major advances in treatment in nearly 20 years when launched in 2014, and have been quickly and strongly supported by the patient and physician community. With our global presence and established footprint in Emerging Markets, we will help Bioverativ bring these therapies to even more patients around the world.

At Sanofi, we are thoughtfully building our presence in specialty care. Bioverativ, together with the recent restructuring of our research collaboration with Alnylam and investment in Fitusiran, an investigational RNA interference (RNAi) therapeutic for hemophilia A and B, with or without inhibitors, will further strengthen our capabilities and expertise in hemophilia and provide a platform for expansion in other rare blood disorders.

Today marks the first step in this process. Until the deal is completed, which is expected to occur within three months, subject to conditions, such as antitrust clearance and other customary requirements, Bioverativ will continue to operate as a separate company. Upon closing, I will personally oversee Bioverativ to ensure the smoothest possible transition for the teams.

As a reminder, if you receive media inquiries, please refer them to Corporate Communications.

I hope you will join me in welcoming Bioverativ to the Sanofi family. Many thanks for your continued contributions to Sanofi’s current and future success.

Best regards,

Olivier Brandicourt

CEO

Additional Information and Where to Find It

The tender offer for the outstanding shares of Bioverativ common stock (“Bioverativ”) referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Bioverativ, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file tender offer materials on Schedule TO, and Bioverativ will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES OF BIOVERATIV ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT BIOVERATIV STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Bioverativ at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors.

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